                                                                 EXHIBIT 12

                           HASBRO, INC. AND SUBSIDIARIES

                 Computation of Ratio of Earnings to Fixed Charges

                   Six Months and Quarter Ended July 2, 2006

                               (Thousands of Dollars)

Six

Months

Quarter

------

     -------

Earnings available for

 fixed charges:

  Net earnings

$  22,189

27,088

  Add:

   Fixed charges

   19,588

      9,689

   Taxes on income

    4,860

 5,414

   ------           ------

    Total

$  46,637

     42,191

   ======

     ======

Fixed charges:

  Interest on long-term

   debt

$  11,977

 5,688

  Other interest charges

 824

   306

  Amortization of debt

   expense

    1,137

   818

  Rental expense representa-

   tive of interest factor

    5,650

 2,877

   ------

     ------

    Total

$  19,588

           9,689

   ======

     ======

Ratio of earnings to fixed

 charges

2.38

  4.35

   ======

     ======